EXHIBIT 99.1

1811 Bering Drive, Suite 200 Houston, Texas 77057

Company Contact: Jon C. Biro Phone: 713-351-4100 Fax: 713-335-2222 www.icopolymers.com

ICO, Inc. Announces $45,000,000 Credit Agreement

HOUSTON, TEXAS, October 27, 2006 - ICO, Inc. (Nasdaq GM: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced that it entered into a five-year, $45,000,000 Credit Agreement with KeyBank National Association and Wells Fargo Bank, National Association (the “Credit Agreement”). The borrowing capacity available to ICO under the Credit Agreement consists of a five-year, $15,000,000 term loan and a five-year, $30,000,000 revolving credit agreement. ICO, Inc., Bayshore Industrial L.P. and ICO Polymers North America, Inc. are borrowers under the Credit Agreement and their obligations are guaranteed by all of ICO’s U.S. subsidiaries. Substantially all of ICO’s and its U.S. subsidiaries’ assets that are not already subject to security interests are pledged as security under the Credit Agreement.

The Credit Agreement will be utilized to replace commitments and outstandings under ICO’s existing $25,000,000 senior credit facility with Wachovia Bank, National Association. Proceeds of the Credit Agreement may be used for working capital and for general corporate purposes and may also be used to fund repurchases of ICO’s Depositary Certificates representing shares of its $6.75 Convertible Exchangeable Preferred Stock.

About ICO, Inc.

With 18 locations in 9 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymers segments, including textiles, metal coatings and masterbatch. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2005 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.